EXHIBIT 99.1


On August 23, 2001, the Registrant issued the following press release:


           " PYR ENERGY UPDATES DRILLING OPERATIONS AT EAST LOST HILLS

            3D seismic data to be used to further evaluate structure.

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced that a determination has been made to undertake further analysis and evaluation of all engineering, geological and geophysical data before proceeding with completion operations on its ELH #4 well in the East Lost Hills area of the San Joaquin Basin of California. The ELH #4 has been drilled to a depth of 20,800 feet. Log analysis reflects the reservoir quality in the lower Temblor comparable to, but slightly poorer than, the correlative interval in the currently producing ELH #1 well. However, the lack of strong indications of major fracturing has raised concern as to the commercial viability of production from this well bore. Plugs will be set to allow re-entry for casing and testing in the existing well bore or to allow sidetrack drilling to test the lower Temblor in a more crestal position. The participants are also considering drilling a horizontal lateral in order to increase the probability of intersecting a major fracture system that could increase the potential deliverability of this well. PYR owns a 12.12% working interest in this well.

     During the first half of 2001, the participants at East Lost Hills acquired approximately 165 square miles of 3D seismic data over the East Lost Hills area. Delivery of the final processed seismic data is expected to be received within the next 60 days. The interpretation of this 3D seismic data volume will be critical in gaining a more complete understanding of the complex structural geometry at East Lost Hills and will assist in making design and location decisions in the drilling of future wells and in the potential re-entry, re-design or re-direction of wells currently suspended.

     Scott Singdahlsen, President and CEO of PYR stated, "Given the high cost of drilling these very deep wells, we desire to optimize our results by utilizing all available information to analyze the status of our existing wells and to move forward in a directed manner to optimize future drilling. We anticipate that the 3D seismic data will greatly enhance our understanding of this very complex project."

     The ELH #9 well, located approximately 2 miles southeast of the #4 well, is currently at a depth of 11,904 feet with 13-5/8" intermediate casing being set. This well was spud in early August and has a target depth in the lower Temblor formation of 21,000 feet. PYR Energy owns a 12.12% working interest in this well. The ELH #9 well, located approximately 2 miles southeast of the #4 well, is currently at a depth of 11,904 feet with 13-5/8" intermediate casing being set. This well was spud in early August and has a target depth in the lower Temblor formation of 21,000 feet. PYR Energy owns a 12.12% working interest in this well.

     The Aera Energy LLC NWLH 1-22 commenced drilling today in Section 22 T25S-R20E. This well is designed to test the Temblor formation to a projected depth of 20,000 feet and is located approximately 3.5 miles northwest of the currently producing ELH #1 well. PYR Energy is participating in this well at an approximate 4% working interest.

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     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not include the views of any other person or entity. This release not been reviewed or approved by the operator or participants in any of the projects discussed."